Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Integrated Spatial Information Solutions, Inc.
Frankfort, Kentucky


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 12, 2001, relating to the consolidated financial statements of Integrated Spatial Information Solutions, Inc, which is contained in that Prospectus and appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/  BDO Seidman, LLP

BDO SEIDMAN, LLP
Denver, Colorado
March 26, 2001